Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-115602 and Form S-4 No. 333-115604) of Grande Communications Holdings, Inc. and Subsidiary and in the related Prospectuses of our report dated March 16, 2009, with respect to the consolidated financial statements of Grande Communications Holdings, Inc. and Subsidiary included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Austin, Texas
March 16, 2009